Exhibit 99.1

IGNYTA ANNOUNCES PEER-REVIEWED PUBLICATION OF ACTIVITY OF A TRK INHIBITOR IN A PRIMARY BRAIN TUMOR: SUCCESSFUL TREATMENT OF GLIONEURONAL TUMOR WITH PAN-TRK, CNS-ACTIVE INHIBITOR ENTRECTINIB PUBLISHED IN PRECISION ONCOLOGY

•	Study found three NTRK fusions within cohort of 26 glioneuronal tumors

•	One patient with an NTRK1 fusion was treated with entrectinib, resulting in 60% tumor regression and resolution of clinical symptoms that was maintained for 11 months on treatment

March 30, 2017, 07:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)— Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced data demonstrating the successful treatment with entrectinib–Ignyta’s investigational, orally available, CNS-active tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1 or ALK fusions– of a patient with a primary brain tumor harboring an NTRK1 fusion. The study, exploring genetic alterations associated with glioneuronal tumors, was led by researchers at Massachusetts General Hospital and was published in Precision Oncology. Researchers discovered novel oncogenic fusions involving members of the NTRK gene family in three out of 26 patients evaluated, and reported that in a patient with a BCAN-NTRK1 fusion, treatment with entrectinib resulted in a 60 percent regression in tumor size and the resolution of clinical symptoms that was maintained for 11 months on treatment. Entrectinib is currently being studied in a registration-enabling Phase 2 clinical trial known as STARTRK-2.

“We are pleased to see the CNS activity of entrectinib demonstrated in this peer-reviewed publication in Precision Oncology, which highlights the need for CNS-active compounds to effectively treat CNS neoplasms, as well as other solid tumors with a propensity to metastasize to the brain,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “This robust activity of entrectinib in a patient with a primary brain tumor builds on the rapid and durable anti-tumor activity we’ve seen with this compound across other TRK, ROS1, or ALK solid tumors across multiple histologies and complements the 71% RECIST ORR (five out of seven patients) demonstrated in patients with extracranial tumors that had metastasized to the brain in our Phase 1 studies. Entrectinib is the only TRK inhibitor to have demonstrated RECIST responses in patients with CNS disease and the only TRK inhibitor to have a peer-reviewed publication on its activity in primary brain tumors.”

Data presented in the study characterized a cohort of 26 glioneuronal tumors, which identified, through in-depth genomic analysis, BRAF mutations in 34 percent of tumors and oncogenic fusions in 30 percent of tumors. Further, researchers identified three tumors in the cohort that contained fusions involving members of the NTRK gene family, including one patient harboring a BCAN-NTRK1 fusion. Based on previous clinical results, therapeutic intervention for the patient harboring the NTRK1 fusion was pursued, and entrectinib was selected due to its CNS activity. Following subtotal surgical resection and confirmation of the tumor’s specific genetic alteration, the patient was enrolled in the Phase 1 dose-escalation trial of entrectinib (NCT02097810). The patient received entrectinib daily for 11 months and experienced lower extremity edema as the only documented side effect related to therapy. Analysis after nine months of treatment showed a 60 percent reduction in the size of the tumor, as well as improvement in vision-related symptoms. The patient was taken off of treatment after 11 months due to a gradual worsening of vision and tumor size. Based on the results of the study, we believe NTRK fusions should be considered an actionable target for glioneuronal tumor treatment.

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates, the results of treating a primary glioneuronal tumor patient with entrectinib, and that NTRK fusions should be considered an actionable target for glioneuronal tumor treatment. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com